Exhibit 10.08
                                 -------------

                           ASSIGNMENT AND ACCEPTANCE
                         Dated _______________, 19___

          Reference is made to that certain Amended and Restated Credit Agreement dated as of November __, 1996 (the "Credit Agreement") among Weingarten Realty Investors, a Texas real estate investment trust, (the "Company"), the Banks (as defined in the Credit Agree-ment), Texas Commerce Bank National Association, a national banking association ("TCB"), as Agent for the Banks (the "Agent"), NationsBank of Texas, N.A., as Documentary Agent and Commerzbank, A.G., as Co-Agent. Terms defined in the Credit Agreement and not defined herein are used herein with the same meaning.
          ________________________  (the "Assignor") and _____________________
(the  "Assignee")  agree  as  follows:
          NOW, THEREFORE, for and in consideration of ten dollars ($10) in hand paid and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
          1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an aggregate interest equal to $______________ in principal amount, and a proportionate interest as of the Effective Date (as defined below) in and to all of the Assig-nor's rights and obligations under the Credit Agreement (including, without limitation, a proportionate interest in the Assignor's Commitment [including the Letter of Credit Commitment ] as in effect on the Effective Date, the Note, including without limitation, Advances owing to the Assignor on the Effective Date, and the interest of the Assignor in any Letter of Credit).
          2. The Assignor (i) represents and warrants that as of the date hereof (prior to giving effect to this Assignment and Acceptance) its Commitment is $__________; (ii) its Letter of Credit Commitment is $________; and the aggregate outstanding principal amount of Advances owing to it is $__________; (iii) represents and warrants that it is the legal and bene-ficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iv) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (v) makes no representation or warranty and assumes no res-ponsibility with respect to the financial condition of the Borrower or any Guarantor or the performance or observance by the Borrower or any Guarantor of any of its obligations under any Loan Document to which it is a party, or any other in-strument or document furnished pursuant thereto; and (vi) attaches the Note referred to in paragraph 1 above and requests that the Agent exchange such Note for new Note(s) as follows: a Note dated _______________, 19___ in the principal amount of $__________ payable to the order of the Assignee; and a Note dated _______________, 19___ in the principal amount of $__________ payable to the order of the Assignor.
          3. The Assignee (i) confirms that it has received a copy of the Loan Documents, together with copies of the most recent Financial Statements referred to in Section 6.01 of the Credit Agreement and such other docu-ments and informa-tion as it has deemed appropriate to make its own credit analysis and decision to enter into this Assign-ment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, con-tinue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as the Agent on its behalf, and to exercise such powers under the Loan Documents, as are delegated to the Agent by the terms of the Loan Documents, together with such powers as are reasonably inci-dental thereto; (iv) agrees that it will perform in accord-ance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Bank; (v) (if such Assignee is a bank or financial institution organized outside the United States) agrees that it will deliver to the Borrower (with a copy to the Agent) such certificates, documents or other evidence as may be required from time to time, including any certificate or statement of exemption required under Treasury Regulation Section 1.1441-4(a) or Section 1.1441-6(c) or any subsequent version thereof, to establish that it is not subject to withholding under Section 1441 or 1442 of the Code, or comparable provisions, because payments to it are effectively connected with the conduct of a trade or business conducted in the United States or because it is fully exempt from United States tax under a provision of an applicable tax treaty; and (vi) specifies as its address for notices the offices set forth beneath its name on the signature pages hereof.
          4. The effective date for this Assignment and Acceptance shall be _________________________________________________________ (the "Effective
Date"). Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent, and a copy will be delivered to the Borrower.
          5.      Upon such acceptance and recording, as of the Effective Date
(i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assign-ment and Acceptance, have the rights and obligations of a Bank there-under and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents and in the event that the Assignor has assigned
(pursuant to a right granted under the Credit Agreement) to the Assignee hereunder all of its rights and obligations under the Credit Agreement and the other Loan Documents, the Assignor shall cease to be a party to the Credit Agreement and such other Loan Documents.
          6. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Note in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Note for periods prior to the Effective Date directly between themselves.
          7. This Assignment and Acceptance shall be gov-erned by, and construed in accordance with, the laws of the State of Texas.

                              [NAME  OF  ASSIGNOR]



                              By
                                Title:


                              [NAME  OF  ASSIGNEE]



                              By
                                Title:




Accepted  this  _____  day
of  _______________,  19___


TEXAS  COMMERCE  BANK
NATIONAL  ASSOCIATION,
  as  Agent



By
  Title: